EXHIBIT 99.1
FOR IMMEDIATE RELEASE


              GRAND UNION TO OBTAIN $40 MILLION FROM ACCELERATION
                     OF SCHEDULED SALES OF PREFERRED STOCK

      WAYNE, NJ, JUNE 5, 1997 -- The Grand Union Company, together with two of its investors, Trefoil Capital Investors II, L.P. and GE Investment Private Placement Partners II, a Limited Partnership, announced today that they had signed an agreement to accelerate the investors' remaining $40 million purchase of the Company's 8.5% Class A Convertible Preferred Stock under a stock purchase agreement executed in July, 1996.

      The stock purchase agreement originally called for the investors to purchase a total of $100 million of the Company's Class A Preferred Stock over an 18-month period. To date, $60 million in preferred stock has been purchased. Under the accelerated timetable, the investors will acquire the remaining $40 million in preferred stock no later than July 1, 1997. The remaining stock purchases had originally been scheduled to occur in $20 million increments on August 25, 1997, and February 25, 1998.

      Roger E. Stangeland, Chairman of the Board and interim Chief Executive Officer, said, "We are pleased with the confidence our investors have shown in the Company by agreeing to an acceleration of their investment. We are equally pleased with their continuing commitment to the Company's capital development plan for the current and future years."

      Mr. Stangeland noted that "The booster shot provided by the acceleration helps provide the resources needed to continue to implement our strategic plan, including the roll-out of our very well received M.A.S.T.E.R.S. (Maximize All Space, Totally Expand the Right Stuff) store renovation concept. We currently have 12 M.A.S.T.E.R.S. stores completed and we have been very pleased with their performance."

      Immediately after the accelerated stock purchase, the investors will exchange $40 million of Class A Preferred Stock for a like principal amount of a new issue of the Company's Class B Preferred Stock. The Class B Preferred Stock will rank pari passu with the Class A Preferred Stock and, except for the conversion ratio, will have substantially the same terms as the Class A Preferred Stock. The Class B Preferred Stock will have a conversion price of $2.40 per common share with a reset in March, 1998, based on a 20% premium to the then-market price of the Company's common stock. The reset conversion price shall not exceed $3.25 nor be below $1.50. After compliance with NASDAQ notice requirements, the Class B Preferred Stock will vote on an as-converted basis with the Company's common stock. In addition, the Company will also issue the investors up to an additional 2 million shares of common stock, depending upon the reset conversion price.

      Completion of the transaction is subject to customary closing conditions, including any necessary consent under the Company's bank borrowing agreement.
A special committee of independent Directors of the Company negotiated the transaction.

      Trefoil is an affiliate of Shamrock Capital Advisors, Inc. GE Investment Private Placement Partners II is an affiliate of General Electric Investment Corporation.

      The Company currently operates 225 retail food stores under the Grand Union trade name in six Northeastern states. Its common stock trades on the NASDAQ National Market under the GUCO symbol.